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                                                                   EXHIBIT 10.46
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                             EMPLOYEEMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of February 21, 2000 ("Effective Date"), is made and entered into by and between FinancialWeb.Com, Inc., a Nevada corporation (the "Company"), and Jeff Rudman an Illinois resident ("Employee").

                              W I T N E S S E T H:


WHEREAS, the Company recognizes that the Employee's contribution to the growth and success of the Company will be substantial, and the Company has determined that this Agreement will reinforce and encourage the Employee's attention and dedication to the Company and is in the best interests of the Company, and

WHEREAS, the Company desires to provide for the employment of the Employee and the Employee is willing to commit himself to serve the Company.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.   Agreement for Employment.

1.1 Employment. The Company hereby employs Employee, and Employee accepts such employment as Senior Vice President of Partner Operations of the Company and agrees to serve the Company on the terms herein specified.

1.2 Employee's Service. Employee agrees to act as Senior Vice President of Partner Operations of the Company for so long as he holds such offices of the Company. Employee shall work from his home in Chicago and will report to the Company's office in Orlando, Florida during the term of this Agreement as well as to such other locations as the Company may require. The Company may require Employee to re-locate to the Orlando office, or to such other office as it may establish, provided that the Company pays Employee's reasonable relocation expenses, costs associated with sale of current residence, including moving and packing costs.

1.3 Required Efforts. Employee shall devote sufficient working time and effort to the business and affairs of the Company as may be required to accomplish the tasks assigned to him under this Agreement.
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1.4  Term. This Agreement shall commence on the Effective Date and continue thereafter, unless terminated as hereinafter provided, for one year from the Effective Date (the "Initial Term") and for successive one (1) year periods ("Renewal Terms"). The word "Term" shall mean the Initial Term as well as any and all Renewal Terms.

2. Renewal. This Agreement shall be automatically extended without the action of any party at the end of the Initial Term and each Renewal Term unless either the Company or the Employee delivers to the other written notice that the Employee's employment hereunder will not be extended. Such notice must be delivered at least 60 (sixty) days prior to the expiration of the Term, whether the Initial Term or a Renewal Term, for which it is to be effective.

3.   Compensation.

3.1 Base Salary. Throughout the Term of this Agreement the Company agrees to compensate and pay Employee a base salary at the initial rate of $150,000 per year, commencing on the Effective Date. The base salary shall be paid in equal periodic installments on the first and fifteenth days of each month. The base salary shall be increased annually in accordance with the good faith business practices of the Company and customary business practices.

3.2 Bonus. A bonus may be paid equal to 30% of Employee's base salary, upon Employee's achievement of certain goals, to be established by the President during the term of this Agreement.

3.3 Termination Compensation. If Employee's employment is terminated for any reason other than voluntary resignation or "For Cause", the Employee's Base Salary shall be continued for six months from the date that Employee is notified of termination, regardless of Employee's re-employment. Termination Compensation shall be paid in equal periodic installments on the first and fifteenth days of each month.

3.4 Withholding. The amounts stated in this Article 4 are stated in gross amounts. The Company is or may be required to withhold from such gross amount deductions for federal, state or local taxes, F.I.C.A. and such other taxes required by appropriate governmental agencies. The amount to be paid Employee shall be net of such amounts withheld.

3.5 Equity Compensation. In addition to Employee's compensation provided above, the Company has granted to employee options. The value of the equity granted to Employee hereunder shall be in the form of an option to purchase 190,000 shares of the Company's common stock at an exercise price of $6.00 pursuant to the terms and conditions of the Company's Stock Option Plan. The option shall vest at the rate of 25% per year over a four year period. The Company may grant to Employee additional equity or options for membership interests of the Company after the date hereof.

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4.   Reimbursement. The Company shall reimburse Employee or cause him to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of the Company or the Board. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the present travel and business expense reimbursement policies of the Company.

5.   Fringe Benefits.

     a. Benefits. The Company shall furnish to Employee, at the Company's expense, the following specific benefits in addition to any other benefits provided in this Agreement.

     b. Company paid family medical and dental insurance coverage which shall be no less favorable to the Employee and his family, than the insurance coverage provided by the Company to any other employee, agent, officer or similar operative of the Company or that which is in effect on the Effective Date; and

     c. Participation in the Company's 401k Plan, in accordance with the terms and conditions of the Plan.

6. Post Termination Benefits. If Employee's employment is terminated for any reason, other than due to Employee's voluntary resignation or "For Cause", the Fringe Benefits provided to Employee under this Article 6 shall be continued for a period of six months, from the date that the Employee's notified of termination, regardless of Employee's re-employment.

7. Vacations. The Employee shall be entitled to fifteen (15) vacation days in each calendar year, and to compensation for earned but unused vacation days, determined in accordance with the Company's vacation plan. The Employee shall also be entitled to all paid holidays given by the Company to its executives and other employees. The number of vacation and paid holidays and the policies related thereto available to the Employee shall be no less favorable to the Employee than the vacation and holiday benefits provided to any other employee.

8. Service Furnished. The Company shall furnish the Employee with office space, word processing and computer assistance and such other facilities and services as shall be suitable to the Employee's position and adequate for the performance of his duties as set forth herein.

9. For Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment based on the following: (i) Employee's conviction of a crime which constitutes a felony or misdemeanor with a possible sentence of at least one year, or (ii) Employee's failure or refusal to perform, or negligence in performing,
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his lawful duties as required by this Agreement following written notice of such default within three (3) days of Employee's receipt of notice, (iii) Conduct that is unethical, illegal, or prejudicial to the image or interests of the Company, (iv) Failure to follow the instructions that from time to time may be issued or meet the goals that from time to time may be set by the Company.

10. Notice of Termination. Any termination of the Employee's employment by the Company or by the Employee shall be communicated by written notice of termination to the other party hereto, including e-mail. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

11. Miscellaneous. Termination of employment of Employee shall not terminate this Agreement. Employee, however, shall be obligated to mitigate damages by seeking employment elsewhere.

12. Confidential Information. Employee agrees that he will not, either during the term of this Agreement or at any time after the termination thereof, disclose or make accessible to any other person (except pursuant to the valid order of a court or governmental agency), or use for the benefit of himself or any other person, any Confidential Information as hereinafter defined.

12.1 "CONFIDENTIAL INFORMATION" for the purposes of this Employment Agreement means any knowledge of information which is not generally known or available relating to the existing or contemplated products, or services, equipment, processes and methods, technology, research, engineering or developmental work, processes, formulae, inventions, plans, business procedures, sales methods, customer lists, customer usage and requirements, raw materials and the suppliers and costs thereof, and other confidential business information and data relating to the affairs of the Company or of any other subsidiary or division of the Company with which Employee may have an association or relationship. Confidential Information shall not, however, include any information which (a) has become knows in the industry through no wrongful act of Employee; (b) has been rightfully received from a third party without restriction and without breach of this Agreement; (c) has been furnished to a third party by the Company without a similar restriction on the third party's rights; or (d) is in the public domain.

13. Notices. Any notices and communications required to be given under this Employment Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or delivered by hand to the parties at the addresses set forth below, or at such other addresses as any party may designate to the others by notice hereunder:
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If to the Company:


If to Employee:



14. Review. Each year in February, the Company and the Employee agree to meet to review the performance of Employee, Employee's status with the Company and the status of the Company.

15. Good Faith. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consents or approvals and all actions taken in compliance with or relating to this Agreement shall not be unreasonably withheld or delayed and shall be reasonable exercised in good faith.

16. Severability. If any provision or term of this Agreement shall be found by any court of competent jurisdiction to be enforceable, the remaining terms and provisions hereof shall remain in full force and effect, as if such enforceable provision or term had never been a part hereof.

17. Entire Agreement. This Employment Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended or waived or discharged except in writing signed by all parties.

18. Governing Law. This Agreement is entered into and shall be construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the day and year first above written.

                              FINANCIALWEB.COM, INC.

                               By: /S/ James Gagel
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                                   James Gagel

                               /S/ Jeffrey Rudman
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                               Jeffrey Rudman